                                                                     Exhibit 2.2
                                                                     -----------

                            STOCK OPTION AGREEMENT


          THIS STOCK OPTION AGREEMENT is made and entered into as of November 13, 2000, by and between MicroTouch Systems, Inc., a Massachusetts corporation (the "Issuer") and Minnesota Mining and Manufacturing Company, a Delaware
      ------
corporation (the "Grantee").
                  -------


                             W I T N E S S E T H:

          WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has
                                        ----------------
     been executed by the parties hereto immediately prior to this Agreement;
     and


          WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).


          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:


     Section 1.

     (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 1,291,873 fully
      ------
paid and nonassessable shares (the "Option Shares") of Issuer's Common Stock,
                                    -------------
par value $0.01 per share ("Common Stock"), at a price of $21.00 per share, or,
                            ------------
if higher, the highest price offered by Grantee in the Offer (as defined in the Merger Agreement) (the "Option Price"); provided that in no event shall the
                        ------------    -------- ----
number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

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     Section 2.

     (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided that the Holder shall have sent the
                                -------- ----
written notice of such exercise (as provided in subsection (e) of this Section
2) within ninety (90) days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(d)(i) of the Merger Agreement; or
(iii) the passage of six months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d)(i) of the Merger Agreement (provided that if an Initial Triggering Event continues or occurs beyond such
 -------- ----
termination and prior to the passage of such six-month period, the Exercise Termination Event shall be three months from the expiration of the Last Triggering Event but in no event more than nine months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i)   Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"),
                                                            -----------------
     without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any Person other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary")
                                                            ------------------
     or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction or shall have failed to publicly oppose an Acquisition Transaction, in each case with any person other than Grantee or a Grantee Subsidiary;

          (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose to engage in, an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

          (iii) Issuer terminates the Merger Agreement pursuant to Section 8.1(h) of the Merger Agreement;

          (iv) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder); or

          (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
     (y) shall not have been cured prior to the Notice Date (as defined below).

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by
 ----------------
Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it
                    -----------
will purchase pursuant to such exercise and (ii) a place and date within five business days from the Notice Date for the closing of such purchase (the "Closing Date"). Any exercise of the Option shall be deemed to occur on the
 ------------
Closing Date.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that
                                                               -------- ----
failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the
                                                             --------
above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.

     (j) Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     Section 3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec. 18a and regulations promulgated thereunder necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to any federal or state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution; and (v) that, for the purpose of determining shareholders eligible to vote at a meeting of shareholders, it will not establish a record date that is earlier than the 10th business day following the date on which it has been publicly disclosed that Issuer has entered into a definitive agreement relating to an Acquisition Transaction (as defined in the Merger Agreement).

     Section 4. Subject to Section 10 hereof, this Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

     Section 5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to
Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

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     Section 6.

     (a)  Demand Registration Rights.  Following the occurrence of a Subsequent
          --------------------------
Triggering Event that occurs prior to an Exercise Termination Event, and provided that Grantee agrees in writing at the time of exercise of its rights under this Section 6 that Grantee irrevocably agrees to exercise the Option immediately following the effectiveness of the registration statement relating to the demand (or such earlier time as required by the SEC or its staff), Issuer shall, subject to the conditions of Section 6(c) below, if requested by Grantee within 12 months following the occurrence of the Subsequent Triggering Event, as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Common Stock of Issuer or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance, subject to the terms and conditions of this Section 6, with the intended method of sale or other disposition stated by Grantee in such request, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws; provided,
                                                                      --------
however, that Issuer shall not be required to consent to general jurisdiction or
-------
qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

     (b)  Additional Registration Rights.  If Issuer, at any time after the
          ------------------------------
exercise of the Option and prior to the first anniversary of the date of the Subsequent Triggering Event, proposes to register any securities of Issuer or rights representing securities of Issuer under the Securities Act, Issuer will promptly give written notice to Grantee of its intention to do so and, upon the written request of any Grantee given within thirty (30) days after receipt of any such notice (which request shall specify the number of shares of Common Stock of Issuer intended to be included in such public offering by Grantee), Issuer will cause all such shares for which a Grantee requests participation in such registration, to be so registered and included in such public offering; provided, however, that Issuer may elect not to cause any such shares to be so
--------  -------
registered (i) if such public offering is to be underwritten and the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor form; provided further, however, that such election pursuant to (i) may only be made
-------- -------  -------
twice.   If some but not all of the shares of Common Stock of Issuer with respect to which Issuer shall have received requests for registration pursuant to this Section 6(b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the selling shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such selling shareholder bears to the total number of shares requested to be registered by all such selling shareholders then desiring to have shares of Common Stock of Issuer registered for sale.

     (c)  Conditions to Required Registration.  Issuer shall use all reasonable
          -----------------------------------
efforts to cause each registration statement referred to in Section 6(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration effective; provided,
                                                               --------
however, that Issuer may delay any registration of any shares of Common Stock
-------
issued upon total or partial exercise of this Option (the "Option Shares")
                                                           -------------
required pursuant to Section 6(a) above for a period not exceeding 90 days provided Issuer shall

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in good faith determine that any such registration would adversely affect Issuer
(provided that this right may not be exercised more than once during any twelve
(12) month period), and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 6(a) above:

          (i)    on more than one occasion during any calendar year;

          (ii)   on more than two occasions in total;

          (iii) unless Grantee requests that at least half of the Option Shares be registered;

          (iv) within ninety (90) days after the effective date of a registration referred to in Section 6(b) above pursuant to which Grantee was afforded the opportunity to register such shares under the Securities Act and not less than 25% of such shares were registered as requested, nor shall Grantee sell or otherwise transfer any Option Shares during such period if requested by Issuer on behalf of the underwriters of any Common Stock offering made on behalf of Issuer; or

          (v) if all the Option Shares proposed to be registered could be sold by Grantee in a ninety (90) day period in accordance with Rule 144.

In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of ninety (90) days from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer
                                                 --------  -------
shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business. Grantee shall provide Issuer with all information reasonably requested by Issuer that is necessary for inclusion in any registration statement required to be filed hereunder.

     Section 7. The 90-day period for exercise of certain rights under Sections 2, 6 and 10 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     Section 8.   Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

     Section 9.   Grantee hereby represents and warrants to Issuer that:

     (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and otherwise in compliance with applicable rules and regulations of applicable federal and state securities laws.

     Section 10. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder to an affiliate within ninety (90) days following such Subsequent Triggering Event (or such later period as provided in Section 7).

     Section 11. Each of Grantee and Issuer will use its reasonable commercial efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market upon official notice of issuance.

     Section 12. The parties hereto acknowledge that damages may be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

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     Section 13.   If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     Section 14. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     Section 15. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 16. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 17. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel. All fees and expenses of any registration of Option Shares hereunder shall be borne by Grantee.

     Section 18. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     Section 19. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.


[The remainder of this page intentionally is left blank; signature page follows]

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed under seal on its behalf by its officers thereunto duly authorized, all as of the date first above written.



                         MICROTOUCH SYSTEMS, INC.

                         By: /s/ D. Westervelt Davis
                             _____________________________
                         Name:  D. Westervelt Davis
                         Title: President and Chief Executive
                         Officer


                         MINNESOTA MINING AND MANUFACTURING COMPANY

                         By: /s/ Ronald A. Weber
                             _____________________________
                         Name:  Ronald A. Weber
                         Title: Executive Vice President,
                         Transportation, Graphics and
                         Safety Markets